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                                                                    EXHIBIT 99.2

          PRESS RELEASE OF FH FAULDING & CO LIMITED, DATED JUNE 3, 1997

                                             3 June, 1997 -- Adelaide, Australia

FH Faulding & Co Limited announces US $12 per share merger proposal for US subsidiary Faulding Inc

FH Faulding & Co Limited (Faulding) announced today that its Board of Directors had approved a proposal to the Board of Directors of Faulding Inc to acquire all of the common shares of Faulding Inc not already owned by Faulding for US $12 per share in cash.

Faulding currently owns approximately 62% of the outstanding shares of common stock of Faulding Inc and approximately 73% on a fully diluted basis. Approximately 5,815,868 shares of Faulding Inc's common stock are owned by the public.

The proposal, which was made in a letter delivered today to Faulding Inc, involves a cash merger in which a newly formed wholly owned subsidiary of Faulding would be merged into Faulding Inc and would acquire all of the issued and outstanding common shares that are not currently owned by Faulding at a price of US$12 per share in cash.

Dr Edward Tweddell, the Group Managing Director/Chief Executive Officer of Faulding and Chairman of the Board of Faulding Inc, indicated that he planned to seek a meeting of the Board of Directors of Faulding Inc as soon as possible and would propose that the Board of Faulding Inc appoint a committee of its independent directors to consider Faulding's proposal.

Faulding has appointed Dillon, Read & Co. Inc. to act as its investment banker in this transaction.

Faulding intends to fund the merger by means of a rights issue for which an underwriting offer has been received from JB Were & Son.

For further information, please contact:

                  Dr. Edward Tweddell
                  Group Managing Director/Chief Executive Officer
                  Telephone: +61 8 8205 6500ENDS (2/6/97)